Destiny I and Destiny II: Class O and Class N

A special meeting of the fund's shareholders was held on November 13, 2002. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To continue the effectiveness of Article VIII, Section 4 of the Declaration of Trust.*
	# of Votes	% of Votes
Affirmative	6,416,031,493.50	90.573
Against	436,581,010.16	6.163
Abstain	230,955,377.90	3.261
Broker Non-Votes	235,790.74	0.003
TOTAL	7,083,803,672.30	100.00
PROPOSAL 2
To authorize the Trustees to increase the maximum number of Trustees.*
	# of Votes	% of Votes
Affirmative	5,488,047,109.27	77.473
Against	1,401,225,276.95	19.781
Abstain	194,531,286.08	2.746
TOTAL	7,083,803,672.30	100.00
PROPOSAL 3
To authorize the Trustees to clarify the scope of the Trustees' authority regarding mergers, consolidations, incorporations, and reorganizations.*
	# of Votes	% of Votes
Affirmative	6,300,731,207.15	88.946
Against	592,936,799.32	8.370
Abstain	189,899,875.09	2.681
Broker Non-Votes	235,790.74	0.003
TOTAL	7,083,803,672.30	100.00
PROPOSAL 4
To authorize the Trustees to enter into management contracts on behalf of a new fund.*
	# of Votes	% of Votes
Affirmative	5,915,534,406.15	83.508
Against	944,456,498.56	13.333
Abstain	223,576,976.85	3.156
Broker Non-Votes	235,790.74	0.003
TOTAL	7,083,803,672.30	100.00

PROPOSAL 5
To elect the thirteen nominees specified below as Trustees.*
	# of Votes	% of Votes
J. Michael Cook
Affirmative	6,639,636,741.16	93.730
Withheld	444,166,931.14	6.270
TOTAL	7,083,803,672.30	100.00
Ralph F. Cox
Affirmative	6,622,464,581.68	93.487
Withheld	461,339,090.62	6.513
TOTAL	7,083,803,672.30	100.00
Phyllis Burke Davis
Affirmative	6,610,616,671.77	93.320
Withheld	473,187,000.53	6.680
TOTAL	7,083,803,672.30	100.00
Robert M. Gates
Affirmative	6,640,461,251.25	93.741
Withheld	443,342,421.05	6.259
TOTAL	7,083,803,672.30	100.00
Abigail P. Johnson
Affirmative	6,587,762,188.20	92.998
Withheld	496,041,484.10	7.002
TOTAL	7,083,803,672.30	100.00
Edward C. Johnson 3d
Affirmative	6,596,473,340.53	93.120
Withheld	487,330,331.77	6.880
TOTAL	7,083,803,672.30	100.00
Donald J. Kirk
Affirmative	6,638,707,509.83	93.717
Withheld	445,096,162.47	6.283
TOTAL	7,083,803,672.30	100.00
	# of Votes	% of Votes
Marie L. Knowles
Affirmative	6,640,633,589.38	93.744
Withheld	443,170,082.92	6.256
TOTAL	7,083,803,672.30	100.00
Ned C. Lautenbach
Affirmative	6,640,786,279.43	93.746
Withheld	443,017,392.87	6.254
TOTAL	7,083,803,672.30	100.00
Peter S. Lynch
Affirmative	6,641,472,362.16	93.756
Withheld	442,331,310.14	6.244
TOTAL	7,083,803,672.30	100.00
Marvin L. Mann
Affirmative	6,635,931,652.31	93.678
Withheld	447,872,019.99	6.322
TOTAL	7,083,803,672.30	100.00
William O. McCoy
Affirmative	6,632,594,454.27	93.630
Withheld	451,209,218.03	6.370
TOTAL	7,083,803,672.30	100.00
William S. Stavropoulos
Affirmative	6,550,451,305.91	92.471
Withheld	533,352,366.39	7.529
TOTAL	7,083,803,672.30	100.00
PROPOSAL 6
To amend the fund's fundamental investment limitation concerning underwriting.
Destiny I	# of Votes	% of Votes
Affirmative	2,487,805,562.84	84.244
Against	361,788,491.31	12.251
Abstain	103,321,853.81	3.499
Broker Non-Votes	189,439.75	0.006
TOTAL	2,953,105,347.71	100.00
Destiny II	# of Votes	% of Votes
Affirmative	3,532,503,680.81	85.518
Against	421,757,359.05	10.211
Abstain	176,390,933.74	4.270
Broker Non-Votes	46,350.99	0.001
TOTAL	4,130,698,324.59	100.00
PROPOSAL 7
To amend the fund's fundamental investment limitation concerning lending.
Destiny I	# of Votes	% of Votes
Affirmative	2,430,778,040.54	82.313
Against	420,201,312.96	14.229
Abstain	101,936,554.46	3.452
Broker Non-Votes	189,439.75	0.006
TOTAL	2,953,105,347.71	100.00
Destiny II	# of Votes	% of Votes
Affirmative	3,479,569,657.44	84.237
Against	474,092,724.08	11.477
Abstain	176,989,592.08	4.285
Broker Non-Votes	46,350.99	0.001
TOTAL	4,130,698,324.59	100.00
*Denotes trust-wide proposals and voting results.